FACILITY LETTER
                            INTEGRATED DATA CORP.
                          CONVERTIBLE LOAN FACILITY
                                      to
                           MONTANA HOLDINGS LIMITED












































Integrated Data Corp.                  Telephone:  +1-484-212-4137
3422 Old Capitol Trail                 Fax:        +1-484-212-4141
Suite 741
Wilmington, DE  19808-6192
USA

Montana Holdings Ltd.                  Telephone:  +1-242-677-3000
#2 Nassau Court                        Fax:        +1-242-677-3007
P.O. Box N-9322
Nassau
The Bahamas



March 8th, 2007

Dear Sirs,

CONVERTIBLE LOAN FACILITY

We are pleased to offer Montana Holdings Ltd. (the "Borrower") a revolving, unsecured, convertible loan facility of up to an amount equal to the sum of $7,000,000 on the terms set out in this letter (the "Facility"). This offer is made irrevocably by Lender to Borrower, and is open for acceptance at Borrower's sole discretion until March 8th, 2007. If accepted, this letter and its schedules will form the agreement between the Borrower and Lender for the Facililty.

The definitions which shall apply to this letter (unless otherwise defined in this letter) are given in Schedule 9.


1.    CONDITIONS PRECEDENT

1.1   Conditions Precedent

Subject to clause 1.2, the Facility will not be available until the Lender has received, in form and substance satisfactory to it, the documents and evidence detailed in Schedule 1 (the "Conditions Precedent") and the Lender has notified the Borrower in writing that this is the case, or has otherwise, by way of written notification to the Borrower waived such requirements (in whole or in part) on such terms as the Lender may in its absolute discretion determine (the "Availability Date").

1.2   Lender's Discretion: Conditions Precedent

The Lender may at its discretion, and on such terms as it may specify, agree to a Utilisation before the Conditions Precedent are fully satisfied. If the Lender does so this will not limit its rights to decline to pay or allow any further Utilisation until the Conditions Precedent and/or the Conditions Subsequent applicable to that Utilisation are met.


2.    PURPOSE OF THE FACILITY

The Borrower may only use the Facility to fund (without double-counting) the Development and the Development Costs incurred in accordance with the Development Appraisal. However, any failure by the Borrower to comply with this clause shall not prejudice any rights of the Lender, who shall not be responsible for monitoring or ensuring the use or application by the Borrower of the Facility or any part thereof.


3.    UTILISATION

3.1 Subject to this clause 3 and as otherwise provided, the Facility shall be utilised in any number of Utilisations at any time for such amounts as are set out in the Development Appraisal or for such other amount as is agreed by the Lender, provided that, the Borrower has provided the Lender with a Construction Certificate in relation to each intended Utilisation.

3.2 Utilisations are subject to the Lender receiving by 10:00 am at least 2 clear Business Days before the date on which the Loan is required a duly completed Utilisation Request (which shall be irrevocable once made) addressed to the Lender, and:

3.2.1 specifying an amount of Loan not less than $250,000 and an integral multiple of $50,000;

3.2.2  specifying a Utilisation Date;

3.2.3  specifying an Interest Period;

3.2.4  be accompanied by a Construction Certificate addressed to the Lender.

3.3  No Utilisation in respect of the Facility will be made if:

3.3.1  an Event of Default has occurred or will occur as a result;

3.3.2 there is an identified Cost Overrun, which is yet to be discharged by the Borrower in accordance with the terms of the Development Appraisal (subject to such additional terms as the Lender may reasonably require) or, has not otherwise been discharged in a manner satisfactory to the Lender;

3.3.3  its duration would extend after the Repayment Date;

3.3.4 there has already been a Loan in the same calendar month as the relevant request;

3.3.5  the Facility would be exceeded;

3.3.6 the Utilisation is, or is intended to be, applied (in whole or in part) to satisfy any fee, cost, expense, disbursement or liability that has been incurred by or on behalf of the Borrower which is not detailed under the terms of the Development Appraisal or the proposed application of the Utilisation is otherwise inconsistent with the terms of the Development Appraisal; or

3.3.7 the construction programme and/or other matters detailed in the Business Plan are delayed for a period of 12 weeks (in aggregate) in any period of 365 days, or the Borrower otherwise abandons and ceases all work on all or any material part of the Development for a period of 4 weeks.


4.    REPAYMENT

4.1 Subject to any provision of this letter requiring earlier payment, the Liabilities shall be paid and repaid in full on the earlier of:

4.1.1 the refinancing of the Facility (which shall be treated as a prepayment under this letter);

4.1.2 a written demand by the Lender to the Borrower following the occurrence of an Event of Default;

4.1.3  a Sale (which shall be treated as a prepayment under this letter);

4.1.4 a Change of Control (which shall be treated as a prepayment under this letter); or

4.1.5  the Repayment Date relating to the Facility.

The terms of clause 8.2 shall apply to any prepayment under this clause 4.1 (other than in respect of clause 4.1.2 and 4.1.5.

4.2 Notwithstanding any other provision of this letter the Facility, together with accrued and unpaid interest and any other payments payable under the terms of this letter, shall be repaid in full on the Repayment Date.


5.    INTEREST AND BREAK COSTS

5.1 The Borrower will pay interest on each Loan for each Interest Period at the annual rate which when taken together with the interest payable on all other Loans, equates to a rate of 10% per annum on the Loan outstanding averaged over the duration of such Interest Period. Interest shall be paid net of any Bahamian government charges that may be applicable.

5.2 The Borrower shall pay accrued interest on each Loan on each Interest Payment Date and to the extent not paid by the Borrower on such an Interest Payment Date, the Lender shall be authorised to deduct an amount equivalent to such accrued interest from the Facility and any such deduction shall constitute a Loan for the purposes of this letter and itself attract interest at the rate detailed in clause 5.1.


6.    INTEREST PERIODS

6.1 Interest Periods shall be equal to calendar months unless otherwise expressly agreed to by the parties.


7.    CONVERSION OPTION

7.1 Borrower and Lender mutually agree that Lender shall, at its sole discretion, have the option of converting amounts outstanding under the Facility, including accrued interest and fees, either in whole or in part, to Shares in the Borrower pursuant to the Conversion Calculation during the Option Period (the "Conversion Option").

7.2 Lender's notification of Borrower related to exercising the Conversion Option shall be made in writing.

7.3 Notwithstanding the provisions of clause 7.1 above, the Conversion Option is subject to the following conditions:

7.3.1 Lender is prohibited from the conversion of an amount that would reduce the shareholding of Mr. John Mittens below 51%;

7.3.2  Approval of all required governmental agencies in The Bahamas;

7.3.3  Any required approvals under the Senior Loan Agreement.

7.4 Shares issued related to this Conversion Option will rank pari passu in all respects with the Borrower's existing issued ordinary shares.

7.5 Lender shall be responsible for all taxes, duties and fees associated with this issue of Shares related to this Conversion Option.

7.6 The Borrower shall at all times keep available sufficient of its authorised but unissued share capital to satisfy the exercise of the Conversion Option.


8.    VOLUNTARY PREPAYMENT

8.1 Subject to compliance with the terms of clause 8.2, the Borrower may prepay all or part of the Loans provided that it has given the Lender at least 5 Business Days' (or such shorter period as the Lender may agree) notice in writing of its intention to prepay.

8.2   Prepayment

8.2.1  Intentionally left blank.

8.2.2 Any prepayment under this letter shall be of an amount not less than $250,000 and an integral multiple of $50,000 (or the balance of the Loan(s)) and shall be made together with accrued interest on the amount prepaid and any other amounts payable to the Lender under this letter.

8.2.3 Any prepayment under this letter shall be applied at the Lender's discretion against the Loan outstanding.

8.2.4 The Borrower may not repay or prepay all or any part of the Facility except at the times and in the manner provided for in this letter.

8.2.5  Amounts repaid or prepaid may be redrawn.


9.    DEFAULT INTEREST

9.1 If the Borrower fails to pay any sum under or in relation to the Facility on its due date then the Borrower will pay interest on it at the Default Rate until it is paid, with the exception of accrued interest and fees.

9.2 Default interest payable must be paid monthly in arrear and if not paid will itself bear interest at the Default Rate.


10.   SECURITY

The Facility shall be unsecured.


11.   REPRESENTATIONS AND WARRANTIES

The Borrower by signing this letter makes the representations and warranties set out in Schedule 3 on the date hereof and is deemed to repeat each of them on the date of each Utilisation and on the earlier of each Interest Payment Date or every 3 months from the date of this letter.


12.   COVENANTS

The Borrower covenants with the Lender that from the date of its acceptance of this letter until all the Borrower's obligations and Liabilities under it have been discharged.

12.1  General Covenants

The Borrower will at all times comply with the general covenants set out in
Schedule 4.

12.2  Development Covenants

The Borrower will at all times comply with the development covenants set out in Schedule 4A.

12.3  Financial Covenants

The Borrower will at all times comply with the financial covenants set out in
Schedule 5.

12.4  Financial Information Covenants

The Borrower will at all times comply with the financial information covenants set out in Schedule 6.


13.   DEFAULT AND INDEMNITY

13.1 If an Event of Default occurs and has not been waived by the Lender in writing and such Event of Default is continuing un-cured for a period of 60 days, the Lender may by notice in writing to the Borrower:

13.1.1 subject to the Intercreditor Agreement, declare that all or part of the Facility (including any Loan provided thereunder) is due and payable together with accrued interest and all other Liabilities and amounts outstanding under the Finance Documents; and/or

13.1.2 cancel any part of the Facility then undrawn, upon which it shall immediately be cancelled; and/or

13.1.3 subject to the Intercreditor Agreement, require repayment (immediately or otherwise as the Lender may require) of the Facility (including any Loan provided thereunder) together with accrued interest and all other Liabilities and amounts outstanding under the Finance Documents; and/or

13.1.4 require that interest is payable on the Facility (including any Loan provided thereunder) at the Default Rate.

13.2 The Borrower will indemnify (and keep indemnified) the Lender on written demand against all reasonable expenses, including legal fees and/or disbursements, which the Lender sustains or incurs as a consequence of any Default.


14.   TAXES AND INCREASED COST AND MARKET DISRUPTION

14.1 All payments by the Borrower to the Lender under this letter shall be free and without deduction of tax unless the Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the Borrower shall give notice to that effect to Lender, make the necessary withholding and make timely payment of the amount withheld to the appropriate governmental authority. If Lender pays any amount in respect of taxes or any payment due from Borrower hereunder, or penalties of interest thereon, Borrower shall reimburse Lender for such payment on demand.

14.2 Any determination or notification by the Lender concerning any matter referred to in this clause 14 shall, in the absence of manifest error, be conclusive and binding upon the Borrower and the Lender.


15.   PAYMENT, SET OFF AND INTEREST CALCULATIONS

15.1 All payments of principal or interest will be paid to the account of the Lender at such bank as the Lender may from time to time direct in writing to Borrower and shall be in Dollars in immediately available funds. If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents, first to pay interest then principal.

15.2 All payments to be made by any Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

15.3 All sums of interest will accrue on a daily basis and be calculated on the basis of the actual number of days in the year and for the actual number of days elapsed.

15.4 Where the due date for payment of any amount under any the Finance Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day.


16.   ILLEGALITY

If the introduction of any law or regulation or change in its interpretation, makes it unlawful for the Lender to maintain all or any part of the Facility or carry out all or any of its obligations in relation to it then the Lender will serve notice to that effect on the Borrower and that notice will release the Lender from those obligations. The Borrower will then repay to the Lender (on its demand or on such later date as the Lender reasonably specifies) the Facility together with any other sums payable to the Lender under this letter.


17.   ASSIGNMENT AND TRANSFER

17.1 This letter is for the benefit of the Borrower and the Lender and its permitted successors and assignees.

17.2 The Borrower and Lender may not assign or transfer all or any of its rights, obligations or benefits under this letter without the express written consent of the other party.

17.3  Intentionally left blank.

17.4  Intentionally left blank.


18.   NOTICES

18.1 Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2 The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Lender for any communication or document to be made or delivered under or in connection with this letter is 3422 Old Capitol Trail, Suite 741, Wilmington, DE, 19808-6192, Telephone +1 484 212 4137 and Fax +1 484 212 4141, or any substitute address or fax number or department or officer as the Lender may notify to the other parties by not less than five Business Days' notice.

18.3 The address of the Borrower for any communication or document to be made or delivered under or in connection with this letter is its registered office at the time such communication or document is made or delivered. The fax number of the Borrower for any communication or document to be made or delivered under or in connection with this letter is the fax number most recently provided in writing to the Lender by the Borrower for the purposes of this clause.

18.4 Any communication made or document made or delivered by one person to another under or in connection with this letter will only be effective:

      (a)  if by way of fax, when received in legible form;

      (b) if by way of letter, when it has been delivered to the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

      (c)  if by way of overnight courier,

and, if a particular department or officer is specified as part of the address details referred to in clause 18.2 above, if addressed to that department or officer.


19.   PRESS RELEASE

The Borrower and the Lender shall agree the terms of any public announcement or press release concerning the terms of this letter.


20.   MISCELLANEOUS

20.1 No failure or delay by the Lender in exercising any right or remedy under any the Finance Documents shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

20.2 If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

20.3 The schedules referred to in this letter shall form part of this letter.

20.4  Force Majeure

Whenever a period of time is prescribed herein for actions to be performed by Borrower, Borrower shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays attributable to any applicable law, as it may exist from time to time, or action adopted or taken by any governmental authority or utility company, or any acts of God, fire or other casualty, floods, storms, explosions, accidents, epidemics, war, civil disorders, riots, terrorist activity, strikes or other labour difficulties, shortage or failure of supply of materials, labour, fuel, power, equipment, supplies or transportation.


21.   FEES AND EXPENSES

21.1 The Borrower will pay to the Lender an arrangement fee equal to 1% of the Facility payable on the Availability Date. Notwithstanding anything in this letter to the contrary, payment of the fee described in this 21.1 may be capitalised under the Facility.

21.2 The Borrower to pay Lender's reasonable legal costs related to the closing of the Facility. Notwithstanding anything in this letter to the contrary, payment of the fee described in this 21.2 may be capitalised under the Facility.




22.   LAW AND JURISDICTION

22.1 The parties agree that jurisdiction and venue lie exclusively in the State of Delaware in the Delaware Court of Chancery or the United States District Court for the District of Delaware.

22.2 Both the Lender and the Borrower, to the extent permitted by law, knowingly, voluntarily, and intentionally waive their respective rights to jury trial in any action or proceeding arising out of or relating to this letter and the transactions it contemplates.


Yours faithfully,

/s/ David C. Bryan, President
-----------------------------
for and on behalf of
Integrated Data Corp.


Agreed and accepted on behalf of Montana Holdings Ltd

By:  /s/John Mittens, Director
     -------------------------

Date:  8 March 2007